Exhibit 3.1
THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
HAIGHTS CROSS COMMUNICATIONS, INC.
     HAIGHTS CROSS COMMUNICATIONS, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
     1. The name of the Corporation is Haights Cross Communications, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 12, 1999.
     2. This Third Amended and Restated Certificate of Incorporation of the Corporation, which amends, restates and integrates the provisions of the Second Amended and Restated Certificate of Incorporation, as amended, was duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “General Corporation Law”) and was duly adopted by the stockholders of the Corporation in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law.
     3. The text of the Second Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to provide as herein set forth in full.
ARTICLE I
     The name of the Corporation is Haights Cross Communications, Inc.
ARTICLE II
     The address of its registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
     The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.
ARTICLE IV
     The total number of shares of all classes of stock in which the Corporation shall have the authority to issue is 33,970,000, consisting of (i) 30,000,000 shares of common stock, par value

$0.0003 per share (the “Common Stock”) and (ii) 3,970,000 shares of undesignated preferred stock, par value $0.0003 per share (the “Undesignated Preferred Stock”).
A. COMMON STOCK
1.	Designation; Ranking. A total of 30,000,000 shares of the Corporation’s capital stock shall be designated as Common Stock.

2.	Voting. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.

3.	Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefore as and when determined by the Board of Directors.

4.	Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders.

5.	Fractional Shares; Uncertificated Shares. The Corporation may issue fractional shares of Common Stock. Fractional shares shall be entitled to dividends (on a pro rata basis), and the holders of fractional shares shall be entitled to all rights as stockholders of the Corporation to the extent provided herein and under applicable law in respect of such fractional shares. Shares of Common Stock, or fractions thereof, may, but need not be, represented by share certificates. Such shares, or fractions thereof, not represented by share certificates (“Uncertified Shares”) shall be registered in the stock records book of the Corporation. The Corporation at any time at its sole option may deliver to any registered holder of such shares share certificates to represent Uncertificated Shares previously issued (or deemed issued) to such holder.
B. UNDESIGNATED PREFERRED STOCK
     Undesignated Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Undesignated Preferred Stock that may be redeemed, purchased or otherwise acquired by the Corporation may be reissued except as otherwise provided by law or this Certificate of Incorporation. Different series of Undesignated Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

     Authority is hereby expressly granted to the Board of Directors from time to time to issue the Undesignated Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, whether full, limited, or none, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the General Corporation Law of Delaware and the terms of this Certificate of Incorporation. Without limiting the generality of the foregoing, the resolutions providing for the issuance of any series of Undesignated Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series to the extent permitted by law and the terms of this Certificate of Incorporation. Except as otherwise specifically provided in this Certificate of Incorporation, no vote of the holders of the Common Stock shall be required for the issuance of any shares of any series of the Undesignated Preferred Stock authorized by and complying with the conditions of the Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.
C. RECLASSIFICATION
     All shares of each and every class and series of capital stock of the Corporation outstanding immediately prior to the filing of this Third Amended and Restated Certificate of Incorporation are hereby reclassified into shares of Common Stock, held in the names and amounts as listed in the stock ledger of the Corporation as of said time. A copy of such stock ledger shall be made available to any requesting holder of capital stock of the Corporation in compliance with the provisions of Section 220 of the General Corporation Law.
ARTICLE V
     Except as otherwise expressly provided in this Certificate, the property, affairs and business of the Corporation shall be managed under the direction of the Board of Directors and, except as otherwise expressly provided by law, the Bylaws or this Certificate of Incorporation, all of the powers of the Corporation shall be vested in such Board. The number of Directors shall be fixed by resolution duly adopted from time to time by the Board of Directors. A Director need not be a stockholder of the Corporation.
ARTICLE VI
     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

ARTICLE VII
     A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law or (iv) for any transaction from which the Director derived an improper personal benefit. If the General Corporation Law is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.
     Any amendment, repeal or modification of this Article VII shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification.
ARTICLE VIII
     To the fullest extent permitted by applicable law, the Corporation shall provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.
     Any amendment, repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.
ARTICLE IX
     Elections of Directors need not be by written ballot unless the Bylaws of the Corporation shall so provide. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.
     Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of the General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.
     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
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     IN WITNESS WHEREOF, the Corporation has caused this Third Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on this 8th day of October, 2008.

HAIGHTS CROSS COMMUNICATIONS, INC.
By:	/s/ Paul J. Crecca
	Name:	Paul J. Crecca
	Title:	President and Chief Executive Officer